UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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COHU, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COHU
12367 Crosthwaite Circle
Poway, California 92064-6817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 12, 2009

TO OUR STOCKHOLDERS:
     The Annual Meeting of Stockholders of Cohu, Inc. (“Cohu”) will be held at the Cohu corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 on Tuesday, May 12, 2009, at 2:00 p.m. Pacific Time, for the following purposes:
1.	To elect two directors, each for a term of three years.

2.	To approve amendments to the Cohu 2005 Equity Incentive Plan, which increase the number of shares of stock subject to the Plan by 1,800,000 and increase the number of shares which may be issued pursuant to restricted stock and performance awards by 1,000,000.

3.	To ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2009.

4.	To act upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.
     Only stockholders of record of Cohu as of the close of business on March 17, 2009 will be entitled to vote at the meeting.
     Since the holders of a majority of the outstanding shares of voting stock of Cohu entitled to vote at the meeting must be represented to constitute a quorum, all stockholders are urged either to attend the meeting in person or to vote by proxy.
     A complete list of the stockholders of record entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, will be available at Cohu’s corporate offices, for the examination of any stockholder during normal business hours for a period of ten days immediately prior to the meeting.
     Please sign, date and return the enclosed proxy in the envelope enclosed for your convenience. Alternatively, stockholders may vote by telephone or electronically via the internet. Please refer to the instructions included with the proxy for additional details. If you attend the meeting you may revoke your proxy and vote in person. You may also revoke your proxy by delivering a written notice to the Secretary of Cohu, or by submitting another duly signed proxy bearing a later date.
By Order of the Board of Directors,
Jeffrey D. Jones
Secrertary
Poway, California
April 6, 2009

YOUR VOTE IS IMPORTANT
          IN ORDER TO INSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET.

PROXY STATEMENT
GENERAL INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2009
PROPOSAL NO. 1
ELECTION OF DIRECTORS
INFORMATION CONCERNING OTHER DIRECTORS
PROPOSAL NO. 2
APPROVAL OF AMENDMENTS TO THE COHU, INC. 2005 EQUITY INCENTIVE PLAN
PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BOARD OF DIRECTORS AND COMMITTEES
2008 DIRECTOR COMPENSATION
CORPORATE GOVERNANCE
CODE OF BUSINESS CONDUCT AND ETHICS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AUDIT COMMITTEE REPORT
PRINCIPAL ACCOUNTING FEES AND SERVICES
EXECUTIVE COMPENSATION AND RELATED INFORMATION
2008 SUMMARY COMPENSATION TABLE
2008 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT DECEMBER 27, 2008
2008 OPTION EXERCISES AND STOCK VESTED
2008 NONQUALIFIED DEFERRED COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
STOCKHOLDER PROPOSALS — 2010 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K

Cohu, Inc.
12367 Crosthwaite Circle
Poway, California 92064-6817

PROXY STATEMENT

GENERAL INFORMATION
     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Cohu, Inc., a Delaware corporation (“Cohu” or the “Company”), of your proxy for use at the Annual Meeting of Stockholders to be held on Tuesday, May 12, 2009, at 2:00 p.m. Pacific Time at the Cohu corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 (the “Meeting”). This proxy statement, the accompanying proxy card and the Cohu 2008 Annual Report are being mailed to all stockholders on or about April 6, 2009.
     On March 17, 2009, the record date fixed by our Board of Directors (hereinafter sometimes referred to as the “Board”), Cohu had outstanding 23,343,971 shares of Common Stock. Only stockholders of record as of the close of business on March 17, 2009 will be entitled to vote at the Meeting and any adjournment thereof.
Voting Procedures
     As a stockholder of Cohu, you have a right to vote on certain business matters affecting Cohu. The proposals that will be presented at the Meeting, and upon which you are being asked to vote, are discussed under “Proposal No. 1”, “Proposal No. 2” and “Proposal No. 3”. Each share of Cohu’s Common Stock you own entitles you to one vote for each proposal. For the election of directors, stockholders may cumulate their votes as described below.
Methods of Voting
     You may vote by mail, by telephone, over the Internet or in person at the Meeting. Your shares will be voted in accordance with the instructions you indicate. If you return your proxy card but do not indicate your voting instructions, your shares will be voted FOR the two named nominees for directors, FOR the approval of the amendments to the Cohu 2005 Equity Incentive Plan, FOR the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2009, and in the discretion of the proxies (as defined below) as to other matters that may properly come before the Meeting.
     Voting by Mail. By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting. In this way, your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.
     Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.
     Voting over the Internet. To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.
     Voting in Person at the Meeting. If you plan to attend the Meeting and vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. If you wish to vote such shares at the Meeting, you will need to bring with you to the Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.
Revoking Your Proxy
     You may revoke your proxy at any time before it is voted at the Meeting. In order to do this, you must:
•	enter a new vote over the Internet, by telephone or by signing and returning another proxy card bearing a later date;

•	provide written notice of the revocation to Cohu’s Secretary; or

•	attend the Meeting and vote in person.

Quorum Requirement
     A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, March 17, 2009, must be present in order to hold the Meeting and to conduct business. Shares are counted as being present at the Meeting if you appear in person at the Meeting or if you vote your shares over the Internet, by telephone or by submitting a properly executed proxy card. If any broker non-votes (as described below) are present at the Meeting, they will be counted as present for the purpose of determining a quorum.
Votes Required for the Proposals
     For Proposal No. 1, the two nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominees for election as directors or you may “withhold” your vote with respect to one or both nominees. In the election of directors, stockholders may, as provided for in the Cohu Amended and Restated Certificate of Incorporation, cumulate their votes, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are normally entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit. A stockholder may not cumulate his or her votes for a candidate unless a stockholder has given notice at the Meeting (whether by proxy or in person) prior to the voting, of his or her intention to cumulate his or her votes. If any stockholder gives such notice, all stockholders may then cumulate their votes. Management of Cohu is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.
     The affirmative vote of a majority of Cohu common shares, cast at the Meeting, in person or by proxy, is required for (i) approval of Proposal No. 2, the amendments to the Cohu 2005 Equity Incentive Plan and (ii) approval of Proposal No. 3, the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2009.
     If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted as present for the purpose of determining a quorum, but will not be counted in the vote on that proposal.
Broker Non-Votes
     If your shares are held in the name of a broker and you do not return a proxy card, brokerage firms have authority to vote your non-voted shares (known as “broker non-votes”) on certain routine matters. Consequently, if you do not give a proxy to vote your shares, your brokerage firm may either leave your shares unvoted or vote your shares on these routine matters. To the extent your brokerage firm votes shares on your behalf on these proposals, your shares will be included in the determination of whether a quorum is present at the Meeting, as well as Proposals No. 1 and No. 3, which are considered routine matters.
     Proposal No. 2 is NOT considered a routine matter and if a stockholder does not instruct his or her broker on how to vote on this proposal, then such broker will not have the authority to vote such shares.
Abstentions
     If you abstain from voting “for” or “against” a proposal, your abstention will, nevertheless, be included in determining whether or not a quorum is present.
Voting Confidentiality
     Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Such information will not be disclosed except as required by law.
Voting Results
     Final voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.cohu.com. Voting results will also be published in Cohu’s Quarterly Report on Form 10-Q for the second quarter of 2009, as filed with the Securities and Exchange Commission. After the report is filed, you may obtain a copy by:
•	visiting our website at www.cohu.com;

•	contacting our Investor Relations department at 858-848-8100; or

•	viewing our Form 10-Q for the second quarter of 2009 on the SEC’s website at www.sec.gov.
Proxy Solicitation Costs
     Cohu will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Cohu’s officers, directors and regular employees will not receive additional compensation for such proxy solicitation services. Cohu has not engaged an outside solicitor in connection with this proxy solicitation. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.
********************************
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2009
     This Proxy Statement and Cohu’s Fiscal Year 2008 Annual Report are both available at www.proxydocs.com/cohu.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
     The Cohu Amended and Restated Certificate of Incorporation divides the directors into three classes whose terms expire at successive annual meetings over a period of three years. One class of directors is elected for a term of three years at each annual meeting with the remaining directors continuing in office. At the Meeting, two Class 2 directors are to be elected for a term expiring in 2012. The shares represented by proxies in the accompanying form will be voted by the proxy holders for the election of the two nominees named below. In the event the election of directors is to be by cumulative voting, the proxy holders will vote the shares represented by proxies in such proportions as the proxy holders see fit. Should the nominees decline or become unable to accept nomination or election, which is not anticipated, the proxies will be voted for such substitute nominee as may be designated by a majority of the Board of Directors. There is no family relationship between the nominees, other directors or any of Cohu’s named executive officers. The Board of Directors recommends a vote “FOR” the two nominees named below.
Nominees Whose Terms Expire in 2012 (if elected) — Class 2

			Director
Name	Age	Principal Occupation	Since
Harry L. Casari	72	Retired Partner, Ernst & Young LLP. Mr. Casari is also a	1995
		director of Orange 21 Inc.

Harold Harrigian	74	Retired Partner and Director of Corporate Finance, Crowell, Weedon & Co., a provider of financial services. Mr. Harrigian is also a former partner, Arthur Young & Company (predecessor of Ernst & Young LLP).	1998
INFORMATION CONCERNING OTHER DIRECTORS
Director Whose Term Expires in 2010 — Class 3

			Director
Name	Age	Principal Occupation	Since
James A. Donahue	60	President and Chief Executive Officer of Cohu since June, 2000; President and Chief Operating Officer of Cohu from October, 1999 to June, 2000; President of Delta Design, Inc., a wholly owned subsidiary of Cohu, since May, 1983. Mr. Donahue is also a director of Standard Microsystems Corporation.	1999
Directors Whose Terms Expire in 2011 — Class 1

			Director
Name	Age	Principal Occupation	Since
Robert L. Ciardella	56	Founder and retired President of Asymtek (a subsidiary of Nordson Corporation) from 1983 until July, 2006. Asymtek designs, develops, manufactures and sells semiconductor and circuit board assembly equipment.	2003

Charles A. Schwan	69	Chairman of the Board; Retired Chief Executive Officer of Cohu since June, 2000; Chairman and Chief Executive Officer of Cohu from July, 1999 to June, 2000; President and Chief Executive Officer of Cohu from March, 1996 to July, 1999; Executive Vice President and Chief Operating Officer of Cohu from September, 1995 to March, 1996; Vice President, Finance of Cohu from 1983 until September, 1995.	1990

PROPOSAL NO. 2
APPROVAL OF AMENDMENTS TO THE COHU, INC. 2005 EQUITY INCENTIVE PLAN
     At the Meeting, the stockholders will be asked to approve amendments to the Cohu, Inc. 2005 Equity Incentive Plan (the “2005 Plan”). The amendments would (i) increase the shares of stock available for issuance under the 2005 Plan by 1,800,000 and (ii) increase the number of shares that may be issued upon the settlement of any restricted stock, restricted stock units, performance shares or performance units by 1,000,000 to 2,500,000. Our Compensation Committee and Board of Directors have already approved on March 20, 2009, subject to approval by stockholders, the proposed amendments to the 2005 Plan. The 2005 Plan is otherwise unchanged since Cohu stockholders last approved amendments to the 2005 Plan at the Cohu 2006 Annual Meeting of Stockholders to increase the number of shares subject to the 2005 Plan and the number of shares that may be issued pursuant to restricted stock and performance awards.
     During the three-year period ended December 27, 2008, Cohu has granted options to purchase 630,066 shares of common stock and 493,535 restricted stock unit (“RSU”) awards to employees and directors which represented an average of approximately 2.00% of total shares outstanding during that period. Based on a comparative analysis, we believe this percentage, which is referred to as the “burn rate”, is substantially less than Cohu’s peer group comprised of semiconductor and semiconductor equipment companies. On March 20, 2009 Cohu granted 1,145,750 stock options to purchase shares of Cohu common stock to employees at an exercise price of $7.32 per share, the fair market value of Cohu Common Stock on the grant date, leaving only 51,155 shares available for future grants.
     The Board of Directors believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of responsibility within the Company. The Board of Directors believes that the 2005 Plan is an important factor in attracting, retaining and rewarding the high caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to enhance our growth and profitability. In addition the majority of the Company’s outstanding stock options as of March 20, 2009 have exercise prices in excess of the Cohu stock price on that date. The amendments to the 2005 Plan are intended to ensure that the Company will continue to have available a reasonable number of shares available to meet these goals.
Summary of the 2005 Plan
     The following summary of the 2005 Plan is qualified in its entirety by the specific language of the 2005 Plan, a copy of which is available to any stockholder upon request.
     General. The purpose of the 2005 Plan is to advance the interests of the Company by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors upon whose judgment, interest and efforts the Company’s success is dependent and to provide them with an equity interest in the success of the Company in order to motivate superior performance. These incentives are provided through the grant of stock options (including indexed options), stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred stock and certain other stock-based awards.
     Authorized Shares. As of March 20, 2009, 51,155 shares are available for grant under the 2005 Plan. In addition, the 2005 Plan share reserve includes all of the outstanding stock options and RSUs the Company had previously granted which, as of March 20, 2009, equaled 3,457,380 shares (collectively the “Prior Awards”) to the extent any such Prior Award expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if any shares subject to forfeiture or repurchase are forfeited or repurchased by the Company. However, no more than one million five-hundred thousand (1,500,000) shares of this 2005 Plan reserve may be issued upon the exercise or settlement of any restricted stock, restricted stock units, performance shares or performance units. As of March 20, 2009, 493,535 RSU awards have been granted, resulting in 1,006,465 shares available for future awards under the 2005 Plan. If the amendments are approved by the stockholders, the number of shares authorized for issuance under the 2005 Plan as of March 20, 2009 will increase by 1,800,000 and the number of shares of this 2005 Plan reserve that may be issued upon the exercise or settlement of any restricted stock, restricted stock units, performance shares or performance units will increase by 1,000,000. If any award granted under the 2005 Plan expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company, any such shares that are reacquired or subject to such a terminated award will again become available for issuance under the

2005 Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the 2005 Plan, to the award grant limitations and to all outstanding awards. However, shares shall not become re-available for issuance under the 2005 Plan if they were (i) withheld or surrendered to satisfy tax withholding obligations, (ii) surrendered in payment of stock option exercise prices (either by means of a cashless exercise, attestation or actual surrender of shares) or (iii) subject to the grant of a stock appreciation right which were not issued upon settlement of the stock appreciation right.
     Administration. The 2005 Plan is administered by the Compensation Committee of the Board of Directors duly appointed to administer the 2005 Plan, or, in the absence of such committee, by the Board of Directors. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), administration must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or the Board of Directors). Subject to the provisions of the 2005 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m), amend, cancel, renew, or grant a new award in substitution for, any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. However, the 2005 Plan forbids, without stockholder approval, the repricing of any outstanding stock option and/or stock appreciation right. In addition, the 2005 Plan forbids any restricted stock award to be granted, or subsequently amended to provide, for (1) any acceleration of vesting for any reason other than upon a “Change in Control”, as defined, or after a participant’s death or disability and (2) vesting of one hundred percent (100%) of any such award prior to the passage of three years of service (unless the award will vest after satisfying specified performance measurements). The 2005 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2005 Plan. The Committee will interpret the 2005 Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the 2005 Plan or any award.
     Eligibility. Awards may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporations of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of March 17, 2009, the Company had approximately 1,000 employees, including five named executive officers and four directors who are eligible under the 2005 Plan.
     Stock Options. Each option granted under the 2005 Plan must be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2005 Plan. The exercise price of each option may not be less than the fair market value of a share of Cohu Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. The exercise price of each indexed stock option, and the terms and adjustments which may be made to such an option, will be determined by the Committee in its sole discretion at the time of grant. On March 17, 2009, the closing price of the Company’s Common Stock on the NASDAQ Global Select Market was $7.43 per share. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company options which in the aggregate are for more than five hundred thousand (500,000) shares, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a stock option for the purchase of up to an additional two hundred and fifty thousand (250,000) shares.

     The 2005 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the exercise price, by such other lawful consideration as approved by the Committee, or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the optionee’s surrender of a portion of the option shares to the Company.
     Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2005 Plan is ten years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years. The Committee will specify in each written option agreement, and solely in its discretion, the period of post-termination exercise applicable to each option.
     Generally, stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. However, a nonstatutory stock option may be assigned or transferred to the extent permitted by the Committee in its sole discretion.
     Stock Appreciation Rights. Each stock appreciation right granted under the 2005 Plan must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2005 Plan.
     A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company Common Stock between the date of grant of the award and the date of its exercise. The Company may pay the appreciation either in cash or in shares of Common Stock. The Committee may grant stock appreciation rights under the 2005 Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Committee. The maximum term of any stock appreciation right granted under the 2005 Plan is ten years. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company stock appreciation rights which in the aggregate are for more than five hundred thousand (500,000) shares, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a stock appreciation right for the purchase of up to an additional two hundred and fifty thousand (250,000) shares.
     Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant.
     Restricted Stock Awards. The Committee may grant restricted stock awards under the 2005 Plan in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company more than two hundred thousand (200,000) shares of restricted stock on which the restrictions are based on performance criteria, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a restricted stock award of up to an additional one hundred thousand (100,000) shares.
     Restricted Stock Units. The Committee may grant restricted stock units under the 2005 Plan which represent a right to receive shares of Common Stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of Common Stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company more than two hundred thousand (200,000) restricted stock units on which the restrictions are based on performance criteria, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a restricted stock award of up to an additional one hundred thousand (100,000) shares.
     Performance Awards. The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of Common Stock and a dollar amount per unit which may be determined by the Committee. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of Common Stock (including shares of restricted stock) or any combination thereof. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, for each fiscal year of the Company contained in the applicable performance period, no employee may be granted performance shares that could result in the employee receiving more than one hundred thousand (100,000) shares of Common Stock or performance units that could result in the employee receiving more than one million dollars ($1,000,000). A participant may receive only one performance award with respect to any performance period.
     Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each parent and subsidiary corporation consolidated therewith for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee.
     The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before interest, taxes and depreciation, net income, cash flow, expenses, the market price of the stock, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, number of customers, market share, return on investment, profit after tax, customer satisfaction, business divestitures and acquisitions, supplier awards from significant customers, new product development and working capital. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will, according to criteria established by the Committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.
     Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to the participant on the basis of the performance goals attained. However, no such reduction may increase the amount paid to any other participant. In its discretion, the Committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the Company’s Common Stock. Performance award payments may be made in lump sum or in installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.
     Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death, disability or retirement prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2005 Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.
     Deferred Stock Awards. The 2005 Plan provides that certain participant’s who are executives or members of a select group of highly compensated employees may elect to receive, in lieu of payment in cash or stock of all or any portion of such participant’s cash and/or stock compensation, an award of deferred stock units. A participant electing to receive deferred stock units will be granted automatically, on the effective date of such deferral election, an award (a “Deferred Stock Unit Award”) for a number of stock units equal to the amount of the deferred compensation divided by an amount equal to the fair market value of a share of our Common Stock as quoted by the national or regional securities exchange or market system on which the Common Stock is listed on the date of grant. A stock unit is an unfunded bookkeeping entry representing a right to receive one share of our Common Stock in accordance with the terms and conditions of the Deferred Stock Unit Award. Participants are not required to pay any additional cash consideration in connection with the settlement of a Deferred Stock Unit Award. A participant’s compensation not paid in the form of a Deferred Stock Unit Award will be paid in cash in accordance with the Company’s normal payment procedures.
     Each Deferred Stock Unit Award will be evidenced by a written agreement between the Company and the participant specifying the number of stock units subject to the award and the other terms and conditions of the Deferred Stock Unit Award, consistent with the requirements of the 2005 Plan. Deferred Stock Unit Awards are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of Common Stock equal to the number of stock units subject to the award on a date set forth in the participant’s written agreement in accordance with the terms of the 2005 Plan at the time of his or her election to receive the Deferred Stock Unit Award. A holder of a stock unit has no voting rights or other rights as a stockholder until shares of Common Stock are issued to the participant in settlement of the stock unit. However, participants holding stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of Common Stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined by the fair market value of a share of Common Stock on the dividend payment date. Prior to settlement, no Deferred Stock Unit Award may be assigned or transferred other than by will or the laws of descent and distribution.
     Other Stock-Based Awards. The Committee may also grant one or more awards not specifically identified by the terms of the 2005 Plan that would provide a participant with either: (i) a share of stock; (ii) the right to purchase a share of stock; (iii) has a value derived from a share of stock; or (iv) an exercise or conversion privilege related to a share of stock. Other stock-based awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, and any such award may not be transferred by the participant until vested.
     Change in Control. The 2005 Plan defines a “Change in Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume all outstanding awards or substitute new awards having an equivalent value.
     In the event of a Change in Control and the outstanding stock options and stock appreciation rights are not assumed or replaced, then all unexercisable, unvested or unpaid portions of such outstanding awards will become immediately exercisable, vested and payable in full immediately prior to the date of the Change in Control.
     Any award not assumed, replaced or exercised prior to the Change in Control will terminate. The 2005 Plan authorizes the Committee, in its discretion, to provide for different treatment of any award, as may be specified in such award’s written agreement, which may provide for acceleration of the vesting or settlement of any award, or provide for longer periods of exercisability, upon a Change in Control.
     Termination or Amendment. The 2005 Plan will continue in effect until the first to occur of (i) its termination by the Board or (ii) the date on which all shares available for issuance under the 2005 Plan have been issued and all restrictions on such shares under the terms of the 2005 Plan and the agreements evidencing awards granted under the 2005 Plan have lapsed. However, all incentive stock options granted, if at all, must be granted within ten (10) years from the date the 2005 Plan was adopted by the Board. The Board may terminate or amend the 2005 Plan at any time, provided that no amendment may be made without stockholder approval if the Board deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the Common Stock of the Company is then listed. No termination or amendment may affect any outstanding award unless expressly provided by the Board, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule.
Summary of U.S. Federal Income Tax Consequences
     The following is only a summary of the United States federal income tax consequences to participants in the 2005 Plan and does not purport to be complete. Interested parties and participants should refer to the applicable provisions of the Code. The summary does not address other taxes such as state and local income taxes, federal and state estate, inheritance and gift taxes and foreign taxes. Each participant should consult his or her own tax advisor concerning the tax consequences of the 2005 Plan.
     Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
     The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.
     Nonstatutory Stock Options and Indexed Stock Options. Options not designated or qualifying as incentive stock options, or as an indexed stock option, will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes.
     The “determination date” is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.
     Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our Common Stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
     Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
     Performance and Restricted Stock Units Awards. A participant generally will recognize no income upon the grant of a performance share, performance units or restricted stock units award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
     Deferred Stock Unit Awards. A participant generally will recognize no income upon the grant of a Deferred Stock Unit Award. Upon the settlement of such an award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of any unrestricted shares of our Common Stock received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
     Other Stock-Based Awards. A participant generally will recognize income with respect to any other stock-based award at the time and in the manner required by the applicable provisions of the Code and such taxation will depend upon the specifics of any such award. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Accounting Treatment
     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, (SFAS No. 123R), which addresses all forms of share-based payment (“SBP”) awards, including all shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R requires companies, including Cohu, to recognize as compensation expense, in its financial statements, the grant date fair value of all SBP awards over the service (vesting) period effective January 1, 2006.

New Plan Benefits
     Awards granted under the 2005 Plan are granted at the discretion of the Committee, and, accordingly, any future such awards are not yet determinable. Benefits under the 2005 Plan will depend on a number of factors, including the fair market value of the Company’s Common Stock on future dates, actual Company performance against performance goals established with respect to performance awards and decisions made by the participants. Consequently, it is not possible to determine the future benefits that might be received by participants, including those noted below, under the 2005 Plan.

Name and Position	Shares

James A. Donahue, Chief Executive Officer	0
Jeffrey D. Jones, Chief Financial Officer	0
James G. McFarlane, Senior Vice President	0
Roger J. Hopkins, Vice President, Sales and Service	0
James P. Walsh, Vice President, Manufacturing	0

All Current Executive Officers, as a Group	0
All Current Non-Employee Directors who are not Executive Officers, as a Group (4 Persons)	0

All Employees and Directors, Including all Current Officers who are not Executive Officers, as a Group	0

Required Vote and Board of Directors Recommendation
     The affirmative vote of a majority of the votes cast at the Meeting, at which a quorum is present, either in person or by proxy, is required to approve the amendments to the 2005 Plan.
     The Board of Directors believes that the proposed amendments to the 2005 Plan are in the best interests of the Company and its stockholders for the reasons stated above. Therefore, the Board recommends a vote “FOR” approval of the amendments to the 2005 Plan.
PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board has appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 26, 2009. Ernst & Young LLP served as Cohu’s independent registered public accounting firm for the fiscal year ended December 27, 2008 and also provided certain tax and other audit-related services. See “Principal Accounting Fees and Services” on page 20. Representatives of Ernst & Young LLP are expected to attend the Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
     Our Board recommends that the stockholders approve the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 26, 2009. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.
Required Vote and Board of Directors Recommendation
     The affirmative vote of a majority of shares present, in person or by proxy at the Meeting (provided a quorum is present) is required to approve the ratification of the appointment of Ernst & Young LLP.
     The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 26, 2009.
BOARD OF DIRECTORS AND COMMITTEES
Director Independence
     Cohu has adopted standards for director independence pursuant to NASDAQ listing standards and Securities and Exchange Commission (“SEC”) rules. An “independent director” means a person other than an officer or employee of Cohu or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with Cohu within the last three years.
     The Board has considered relationships, transactions and/or arrangements with each of the directors, and has concluded that none of the non-employee directors has any relationships with Cohu that would impair his independence. The Board has determined that each member of the Board, other than Mr. Donahue, is an independent director under applicable NASDAQ listing standards and SEC rules. Mr. Donahue is an employee of Cohu and, as such, he did not meet the independence standards. In addition, the Board has also determined that:
•	all directors who serve on the Audit, Compensation and Nominating and Governance Committees are independent under applicable NASDAQ listing standards, Internal Revenue Code requirements and SEC rules, and

•	all members of the Audit Committee meet the additional independence requirement that they do not directly or indirectly receive compensation from Cohu other than their compensation as directors.
Board Structure and Committee Composition
     As of the date of this proxy statement, our Board has five directors and the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Governance. The membership during 2008 and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on Cohu’s website at www.cohu.com/investors/corporategovernance. During 2008, the Board held fifteen meetings. Each director attended at least 75% of all Board and applicable Committee meetings. Directors are encouraged to attend annual meetings of Cohu stockholders. Four of our five directors attended the last annual meeting of stockholders held on May 13, 2008.

Nominating and
Name of Director	Audit		Compensation		Governance
Independent Directors:
Harry L. Casari (1)	X		X	*	X
Robert L. Ciardella	X		X		X *
Harold Harrigian (1)	X	*	X		X
Charles A. Schwan

Other Director:
James A. Donahue

Number of Meetings in 2008	10		8		4

X	=	Committee member; * = Chair

(1)		Audit Committee financial expert as defined by SEC Rules.
Audit Committee
     Cohu has a separately designated standing Audit Committee established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the Committee’s performance; appoints, evaluates and approves the fees of Cohu’s independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews Cohu’s disclosure controls and procedures, internal controls, including such controls over financial reporting, information security policies and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on Cohu’s financial statements. The Audit Committee works closely with management as well as Cohu’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Cohu for, outside legal, accounting or other advisors as the Audit Committee deems necessary in order to carry out its duties.

     The report of the Audit Committee is included herein on page 19 and the charter of the Audit Committee is available at www.cohu.com/investors/corporategovernance.
Compensation Committee
     The Compensation Committee discharges the Board’s responsibilities relating to compensation of Cohu’s executives and directors and, among other things, reviews and discusses the “Compensation Discussion and Analysis” with management, and produces an annual compensation committee report for inclusion in Cohu’s proxy statement; provides general oversight of Cohu’s compensation structure, including Cohu’s equity compensation plans and benefits programs, and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving employment agreements for executive officers; approving and amending Cohu’s equity and non-equity incentive compensation and related performance goals and measures and stock-related programs (subject to stockholder approval, if required); approving any changes to non-equity based benefit plans involving a material financial commitment by Cohu; recommending director compensation to the Board; monitoring director and executive stock ownership; and annually evaluating its performance and its charter.
     The report of the Compensation Committee is included herein on page 28. The charter of the Compensation Committee is available at www.cohu.com/investors/corporategovernance.
Nominating and Governance Committee
     The Nominating and Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; identifies best practices; and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include annual assessment of the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairman of the Compensation Committee, evaluating the performance of the Chairman of the Board and CEO and presenting the results of the review to the Board and to the Chairman and CEO; reviewing and recommending proposed changes to Cohu’s charter or Bylaws and Board committee charters; periodically assessing and recommending action with respect to stockholder rights plans or other stockholder protections; recommending Board committee assignments; reviewing and approving any employee director standing for election for outside for-profit boards of directors; reviewing governance-related stockholder proposals and recommending Board responses; overseeing the evaluation of the Board and management and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. The Chair of the Nominating and Governance Committee receives communications directed to non-employee directors.
     The charter of the Nominating and Governance Committee is available at www.cohu.com/investors/corporategovernance.
Stockholder Nominees
     The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:
Corporate Secretary
Cohu, Inc.
12367 Crosthwaite Circle
Poway, CA 92064-6817

     In addition, the Bylaws of Cohu permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with Cohu’s Bylaws, see “Stockholder Proposals — 2010 Annual Meeting” on page 36.
Director Qualifications
     Cohu’s Corporate Governance Guidelines are available at www.cohu.com/investors/corporategovernance and contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee for a position on Cohu’s Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Cohu values and standards. They should have broad experience at the policy-making level in business, government, education, technology and/or public interest. They should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Each director must represent the interests of all stockholders.
Identifying and Evaluating Nominees for Directors
     Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.
Executive Sessions
     Executive sessions of independent directors, without management present, are held at least three times a year. The sessions may be scheduled or held on an impromptu basis, and are chaired by the Chair of the Nominating and Governance Committee. Any independent director can request that an additional executive session be initiated or scheduled.
Communications with the Board
     Individuals may communicate with the Board, including the non-employee directors, by submitting an e-mail to Cohu’s Board at corp@cohu.com or by sending a letter to the Cohu Board of Directors, c/o Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817.
Compensation of Directors
Cash Compensation
     Directors who are employees of Cohu do not receive any additional compensation for their services as directors. During fiscal 2008, non-employee directors received an annual retainer, and Board committee Chairs and members received annual fees, all paid quarterly, as set forth below.

Annual Retainer:
Chairman of the Board	$60,000
Other Directors	$40,000

Annual Fees for Committee Chairs:
Audit Committee	$16,000
Compensation Committee	$10,000
Nominating and Governance Committee	$8,000

Annual Fees for Committee Members:
Audit Committee	$8,000
Compensation Committee	$5,000
Nominating and Governance Committee	$4,000
     In addition to the retainers and fees noted above, non-employee directors are reimbursed for out-of-town travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.
Equity Compensation
     Non-employee directors participate in the 2005 Plan that provides for grants of non-qualified stock options or other forms of equity compensation to non-employee directors, as authorized by the Board.
     On August 17, 2006, the Compensation Committee, after examination of market data, and on the recommendation of Compensia, a compensation consulting firm, recommended and the Board approved the following equity compensation for non-employee directors:
Initial appointment to the Board:
   10,000 Stock Options
   3,300 Restricted Stock Units (RSUs)
Annual grants:
   5,000 Stock Options
   2,000 Restricted Stock Units (RSUs)
     Each RSU represents a contingent right to receive one share of Cohu Common Stock upon vesting. The exercise price for all options granted to non-employee directors is 100% of the fair market value of the shares on the grant date. Assuming continued service on the Board, the stock options and RSUs granted to non-employee directors upon their initial appointment to the Board will vest and become exercisable or shares are issued, as the case may be, in three equal annual installments beginning one year after the date of grant. The annual option and RSU awards vest and become exercisable or shares are issued, as applicable, upon the one-year anniversary of the award. Exercisability of some or all options or RSUs may be accelerated upon a change in control, as defined. The options expire no later than ten years after the date of grant.
     On May 13, 2008, stock options to purchase 5,000 shares of Cohu Common Stock and 2,000 RSUs were awarded to each of Messrs. Casari, Ciardella, Harrigian and Schwan. The stock options vest and become exercisable one-year after the grant date, have an exercise price of $17.67 per share, the fair market value of Cohu Common Stock on the date of grant, and expire ten years from the grant date. Cohu will issue to each recipient, assuming continued service as a director, 2,000 shares of Cohu Common Stock after the one-year RSU vesting period.
Medical Benefits
     Cohu directors who are retired officers of Cohu and certain other retired Cohu officers and their spouses receive medical benefits consisting of reimbursement of health insurance premiums and other medical costs not covered by insurance. These benefits are not offered to other retired Cohu employees.

2008 DIRECTOR COMPENSATION
     The following table provides information on compensation for Cohu’s non-employee directors for fiscal 2008.

					Change in
					Pension
	Fees			Non-Equity	Value and
	Earned			Incentive	Non-qualified
	or Paid	Stock	Option	Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation
Name	($)	($) (1)	($) (2)	($)	Earnings ($)	($) (3)	Total ($)
Harry L. Casari	62,000	47,743	42,358	—	—	—	152,101
Robert L. Ciardella	61,000	47,743	42,358	—	—	—	151,101
Harold Harrigian	65,000	47,743	42,358	—	—	—	155,101
Charles A. Schwan	60,000	47,743	42,358	—	—	59,400	209,501

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown above are the compensation costs recognized by Cohu in fiscal 2008 for stock awards issued in the form of restricted stock units as determined under Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”) and include amounts from awards granted in fiscal 2007 and fiscal 2008. The assumptions used to calculate the value of the stock awards and the related compensation expense are set forth in Note 5 of the Notes to Consolidated Financial Statements included in Cohu’s Annual Report on Form 10-K for the year ended December 27, 2008 filed with the Securities and Exchange Commission. As of December 27, 2008 Messrs. Casari, Ciardella, Harrigian and Schwan each had 2,000 RSU’s outstanding.

(2)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown above are the compensation costs recognized by Cohu in fiscal 2008 for option awards, as determined under FAS 123R, and include amounts from awards granted in fiscal 2008 and prior years. The assumptions used to calculate the value of the stock awards and the related compensation expense are set forth in Note 5 of the Notes to Consolidated Financial Statements included in Cohu’s Annual Report on Form 10-K for the year ended December 27, 2008 filed with the Securities and Exchange Commission. As of December 27, 2008 Messrs. Casari, Ciardella, Harrigian and Schwan had options to purchase 40,000, 45,000, 40,000 and 15,000 shares of common stock outstanding, respectively.

(3)	Amounts reflect payment of health insurance premiums and reimbursement of other medical costs not covered by health insurance.
CORPORATE GOVERNANCE
     Cohu has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, selection of new directors and director independence. The Guidelines are available, along with other important corporate governance materials, on our website at www.cohu.com/investors/corporategovernance. As the operation of the Board is a dynamic process, the Board regularly reviews new or changing legal and regulatory requirements, evolving best practices and other developments, and the Board may modify the Guidelines, as appropriate, from time to time.
CODE OF BUSINESS CONDUCT AND ETHICS
     Cohu has adopted a Code of Business Conduct and Ethics (the “Code”). The Code applies to all of Cohu’s directors and employees including its principal executive officer, principal financial officer and principal accounting officer. The Code, among other things, is designed to promote:
1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely and understandable disclosure in reports and documents that Cohu files with, or submits to, the SEC and in other public communications made by Cohu;

3.	Compliance with applicable governmental laws, rules and regulations;

4.	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

5.	Accountability for adherence to the Code.
     The Code is available at www.cohu.com/investors/corporategovernance and is included as Exhibit 14 to Cohu’s Annual Report on Form 10-K for the year ended December 27, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding beneficial ownership of Cohu’s Common Stock as of February 20, 2009 or earlier dates for certain stockholders by (i) each stockholder who has reported or is known by Cohu to have beneficial ownership of more than 5% of our common stock; (ii) each director of Cohu; (iii) each named executive officer included in the “2008 Summary Compensation Table”; and (iv) all directors and executive officers as a group.

	Beneficially owned	Common stock		Percent
Name and address of beneficial owner	common stock	equivalents (1)	Total	of class (2)
Franklin Resources, Inc. (3)	2,356,400	—	2,356,400	10.09%
One Franklin Parkway, San Mateo, CA 94403

Dimensional Fund Advisors LP (4)	1,744,865	—	1,744,865	7.47%
6300 Bee Cave Road, Austin, TX 78746

Barclays Global Investors, NA (5)	1,629,529	—	1,629,529	6.98%
400 Howard Street, San Francisco, CA 94105

Rutabaga Capital Management (6)	1,456,761	—	1,456,761	6.24%
64 Broad Street, Boston MA 02109

Nick Cedrone (7)	1,286,138	—	1,286,138	5.51%
100 Business Park Drive, Tyngsborough, MA 01879

Harry L. Casari	5,600	35,000	40,600	*
Robert L. Ciardella	4,000	40,000	44,000	*
James A. Donahue	98,544	484,564	583,108	2.45%
Harold Harrigian	16,608	35,000	51,608	*
Roger J. Hopkins	—	—	—	*
Jeffrey D. Jones	2,074	13,439	15,513	*
James G. McFarlane	20,656	129,751	150,407	*
Charles A. Schwan	37,584	10,000	47,584	*
James P. Walsh	1,691	18,501	20,192	*
Colin P. Scholefield	—	—	—	*
All directors and executive officers as a group (10 persons)	186,757	766,255	953,012	3.95%

*	Less than 1%

(1)	Shares issuable upon exercise of stock options held by directors and executive officers that were exercisable on or within 60 days of February 20, 2009.

(2)	Computed on the basis of 23,343,971 shares of common stock outstanding as of February 20, 2009, plus, with respect to each person holding options to purchase common stock exercisable within 60 days of February 20, 2009, the number of shares of common stock issuable upon exercise thereof.

(3)	According to Schedule 13G filed with the Securities and Exchange Commission on December 10, 2008 Franklin Resources, Inc. reported that Franklin Advisory Services, LLC had sole voting and dispositive power with respect to 2,284,800 and 2,356,400 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(4)	According to Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009 Dimensional Fund Advisors LP reported that it had sole voting and dispositive power with respect to 1,684,093 and 1,744,865 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(5)	According to Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009, Barclays Global Investors, NA reported that its affiliated companies collectively had sole voting and dispositive power with respect to 1,233,196 and 1,629,529 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(6)	According to Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009 Rutabaga Capital Management reported that it had sole voting and dispositive power with respect to 1,001,173 and 1,456,761 shares, respectively, and shared voting power with respect to 455,588 shares.

(7)	According to Schedule 13G filed with the Securities and Exchange Commission on January 28, 2009.

AUDIT COMMITTEE REPORT
     The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Cohu specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
Composition
     The Audit Committee of the Board of Directors is composed of three independent directors, as defined in the NASDAQ listing standards, and operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are Harold Harrigian (Chairman), Harry L. Casari and Robert L. Ciardella.
Responsibilities
     The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and risk assessment and risk management. The Audit Committee manages Cohu’s relationship with its independent registered public accounting firm (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from Cohu for such advice and assistance.
     Cohu’s management has primary responsibility for preparing Cohu’s financial statements and Cohu’s financial reporting process. Cohu’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on (i) the conformity of Cohu’s audited financial statements with accounting principles generally accepted in the United States, and (ii) the effectiveness of Cohu’s internal control over financial reporting.
Review with Management and Independent Registered Public Accounting Firm
     In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cohu’s Annual Report on Form 10-K for the year ended December 27, 2008 and Cohu’s effectiveness of internal control over financial reporting, together and separately, with management and the independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed by Statement on Auditing Standards No. 114 (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP any relationships that may impact their objectivity and independence, and satisfied itself as to Ernst & Young’s independence.
Summary
     Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management, and the reports of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in Cohu’s Annual Report on Form 10-K for the year ended December 27, 2008, for filing with the Securities and Exchange Commission.
     The Audit Committee appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2009 and recommends to stockholders that they ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2009.
     This report is submitted by the Audit Committee.
     Harold Harrigian (Chairman)           Harry L. Casari           Robert L. Ciardella

PRINCIPAL ACCOUNTING FEES AND SERVICES
     The following table shows the fees billed to Cohu for the audit and other services provided by Ernst & Young LLP for the years ended December 27, 2008 and December 29, 2007.

(in thousands)	2008	2007
Audit Fees(1)	$992	$727
Audit-Related Fees(2)	—	22
Tax Fees:
Tax Compliance(3)	66	81
Tax Planning and Advice(4)	220	30

	286	111
All Other Fees	—	—

Total	$1,278	$860

     The Audit Committee has established pre-approval policies and procedures concerning the engagement of Cohu’s independent registered public accounting firm to perform any services. These policies require that all services rendered by Cohu’s independent registered public accounting firm be pre-approved by the Audit Committee within specified, budgeted fee amounts. In addition to the approval of all audit fees in 2008 and 2007, 100% of the non-audit fees were pre-approved by the Audit Committee.
     The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by Cohu’s independent registered public accounting firm with associated fees up to a maximum of $10,000 for any one such service, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

(1)	Audit fees represent fees for professional services provided in connection with the audit of Cohu’s financial statements and review of Cohu’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of Cohu’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees consisted primarily of accounting consultation services related to business acquisitions and divestitures and other attestation services.

(3)	Tax compliance fees consisted primarily of assistance with (i) review or preparation of Cohu’s federal, state and foreign tax returns; (ii) tax return examinations and (iii) expatriate tax return filings.

(4)	Increase in tax planning and advice due primarily to services provided in conjunction with the acquisition of Rasco GmbH.
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
Overview of Compensation Program and Philosophy
     Cohu’s compensation program is intended to meet three principal objectives: (1) attract, reward and retain officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals that enhance stockholder value; and (3) support Cohu’s core values and culture by promoting internal equity and external competitiveness. To meet these objectives, Cohu has adopted the following overriding policies:
•	Pay compensation that is competitive with the practices of other leading high technology companies; and

•	Pay for performance by:
-	setting challenging performance goals for our officers, and providing a short-term incentive through an incentive compensation plan that is based upon achievement of these goals; and

-	providing long-term, significant incentives in the form of restricted stock units (“RSUs”) and/or stock options in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while, aligning the interests of our officers with those of our stockholders.

     The above policies guide the Compensation Committee (the “Committee”) in assessing the proper allocation between long-term compensation, current cash compensation and short-term incentive compensation. Other considerations include Cohu’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends and regulatory requirements.
     In determining the particular elements of compensation that will be used to implement Cohu’s overall compensation policies, the Committee takes into consideration a number of factors related to Cohu’s performance, such as Cohu’s earnings per share, profitability, revenue growth and business-unit-specific operational and financial performance, strategic initiatives as well as competitive practices among our peer group.
     Cohu’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors, as determined in accordance with various NASDAQ, SEC and Internal Revenue Code (“IRC”) rules.
     Throughout this Compensation Discussion and Analysis the individuals who are included in the “2008 Summary Compensation Table” included elsewhere herein are referred to as the “named executive officers”.
Role of Compensation Consultant in Advising the Committee
     The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities and has done so. For fiscal 2008, the Committee had a discussion with an independent compensation consulting firm, Compensia, to better understand current market trends related to executive compensation and incentive bonuses. As a result of deteriorating business conditions and management’s decision to reduce salaries in certain operations, including its own, effective in the fourth quarter of fiscal 2008, the role of Compensia for fiscal 2008 was limited to a review of the 2008 executive incentive bonuses and a discussion of incentive bonus practices of other high technology companies. Compensia participated in one Committee meeting for fiscal 2008. The Committee plans to utilize an independent compensation consultant periodically to assess Cohu’s compensation levels and policies.
     In prior years, Compensia has advised the Committee on various aspects of executive and director compensation, including base salaries and annual and long-term incentives. Compensia reports to the Committee rather than to management, although they met with management for purposes of gathering information on proposals that management made to the Committee. The Committee is free to replace Compensia or hire additional consultants at any time. Compensia does not provide any other services to Cohu and receives compensation only with respect to the services provided to the Committee.
Role of Management in Setting Compensation
     The Committee, on occasion, meets with Cohu’s President and Chief Executive Officer, Mr. Donahue, and/or other of Cohu’s executives to obtain feedback and recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Management makes recommendations to the Committee on the base salary, cash incentive targets and equity compensation for the executive team and other employees. The Committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive compensation. The Committee has changed several of management’s compensation proposals in recent years, including fiscal 2008. The Committee also periodically seeks input from its independent compensation consultant prior to making any final determinations.
     Mr. Donahue attends some of the Committee’s meetings, but the Committee also holds regular executive sessions not attended by any members of management or non-independent directors. The Committee discusses Mr. Donahue’s compensation package with him, but makes decisions with respect to Mr. Donahue’s compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Committee has authorized Mr. Donahue to make salary adjustments and short-term cash incentive (bonus) decisions for all employees other than the named executive officers. The Committee has not delegated any of its authority with respect to the compensation of named executive officers.
Elements of Compensation
     There are six major elements that comprise Cohu’s compensation program: (i) base salary; (ii) annual incentive opportunities, including bonuses; (iii) long-term incentives, such as equity awards; (iv) deferred compensation benefits; (v) retirement benefits provided under a 401(k) plan; and (vi) executive perquisites and other benefit programs generally available to all employees. Cohu has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentages are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. Cohu believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.
     The Committee reviews the compensation program on an annual basis, including each of the above elements, other than deferred compensation and retirement benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Committee takes into consideration the compensation package as a whole, and each element individually, and the executive’s past and expected future contributions to our business. With the exception of Mr. Donahue and Mr. Jones, Cohu’s Vice President, Finance and Chief Financial Officer, Cohu does not have an employment or severance agreement with its executive officers. Mr. Donahue’s and Jones’ agreements are discussed below under the section entitled “Potential Payments Upon Termination Or Change In Control.”
Base Salary and Annual Incentive Opportunities
     Cohu makes base salaries and incentive bonuses a significant portion of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Annual incentive bonus objectives are structured in order to motivate the achievement of our business goals. The Committee determines each officer’s target total annual cash compensation (salary and bonuses) after reviewing comparable compensation information from a group of similarly sized technology companies. For fiscal 2008, this review occurred in January and in prior years has occurred at other times as determined by the Committee. The peer group was selected based on recommendations from our independent compensation consultant with input from management and the Committee and included a broad range of companies in the high technology industry with whom Cohu may compete for executive talent. For fiscal 2008 the Committee considered high technology competitors for executive talent and companies of at least a similar size and scope as Cohu, as measured by market capitalization, revenue and net income. The Committee currently intends to continue using, subject to modification, a similar group of companies for fiscal 2009. The peer group used in fiscal 2006, 2007 and 2008 consisted of the following companies:

Asyst Technologies	GSI Group
ATMI	LTX — Credence
Axcelis Technologies	Mattson Technology
Cree	Photronics
Cymer	Semitool
Electro Scientific Industries	Ultra Clean Holdings
FormFactor	Veeco Instruments
     Data on the compensation practices of the above-mentioned peer group is generally gathered through searches of publicly available information, including publicly available databases. Cohu relies upon compensation surveys and information provided in various public filings to benchmark target cash compensation levels against the above peer group. Peer group data is gathered with respect to base salary, bonus targets and all equity awards (including stock options, restricted stock and restricted stock units and long-term, cash-based awards). It does not include deferred compensation benefits or generally available benefits, such as 401(k) plans or health care coverage.
     Cohu’s goal is to target base pay and total cash compensation near the median level (that is, 50th to 60th percentile) among its peer group. However, in determining base salary, the Committee also considers other factors such as job performance, skill set, prior experience, the executive’s time in his position and/or with Cohu, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally. Base pay and target cash compensation are analyzed by management to determine variances to our compensation targets using the combination of publicly available information and survey data as described above. Mr. Donahue uses the market data in making his recommendations to the Committee for his direct reports.
     Effective in January 2008 and, after taking into consideration the above compensation targets and Mr. Donahue’s recommendations, the Committee increased the base salaries of Mr. Donahue and Mr. McFarlane, Delta Design’s Senior Vice President, by 4%. The Committee increased the base salary of Mr. Walsh, Delta Design’s Vice President Manufacturing, by 10% in May 2008 as a result of Mr. Donahue’s recommendation of competitive salaries for his position. The base salary of Mr. Jones was not increased in 2008 as his salary was deemed to be at market as a result of his last salary increase that occurred in the fourth quarter of 2007. The Committee, based on the recommendation of Mr. Donahue and a review of market salaries for his position, approved a base salary of $180,000 for Mr. Hopkins, Delta Design’s Vice President Sales and Service, who became a named executive officer in the second quarter of fiscal 2008
     As a result of the global financial crisis and the deterioration in Cohu’s operating results, Mr. Donahue recommended and the Committee approved two salary reductions for all executive officers. The first salary reduction, that occurred in October 2008, was 10% for Mr. Donahue and 5% for the other executive officers. The second salary reduction, that occurred in January 2009, was an additional 10% for Mr. Donahue and 5% for the other executive officers bringing the total salary reductions to 20% for Mr. Donahue and 10% for the other executive officers. These salary reductions will remain in effect until business conditions improve.
     Payment of bonus amounts, and therefore total cash compensation, depends on the achievement of specified performance goals. Achievement of the targeted goals would result in total cash compensation for fiscal 2008 at approximately the targeted 50th to 60th percentile of Cohu’s peer group, which the Committee believes is an appropriate range to enable Cohu to attract and retain key personnel and to motivate our executives to meet Cohu’s business goals. As a result, the bonuses are targeted at a level that if achieved, and when combined with base salary, would typically result in total cash compensation to the executive in the 50th to 60th percentile of Cohu’s peer companies. For fiscal 2008, Mr. Donahue made recommendations to the Committee with respect to target bonus amounts, expressed as a percentage of base salary, for each of the named executive officers. These recommended bonus amounts were consistent with our intention to target total cash compensation at the 50th to 60th percentile level and were approved by the Committee as proposed.
Executive Incentive Bonus Plan
     Cohu maintains an annual incentive bonus program for senior executives to encourage and award achievement of Cohu’s business goals and to assist Cohu in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation. Based on these and the objectives described above, the Committee developed and approved specific performance targets for use during fiscal 2008 under our stockholder-approved 2005 Plan, in which certain of our named executive officers listed in the 2008 Summary Compensation Table participated during fiscal 2008. The 2005 Plan covers both cash and equity related compensation paid to officers and directors.
     Incentive bonuses are paid under the 2005 Plan only if the performance goals established by the Committee for the fiscal year are achieved. The Committee establishes a bonus formula that is applied to the achieved performance. The bonus formula is based on the anticipated difficulty and relative importance of achieving the performance goals. Accordingly, the bonuses paid, if any, for any given fiscal year will vary depending on actual performance. To help achieve Cohu’s goal of retaining key talent, an executive must remain an employee for the entire fiscal 2008 year in order to be eligible for any bonus under the 2005 Plan that relates to fiscal 2008. The Committee does not have discretion to increase bonuses under the 2005 Plan, but retains the discretion to decrease bonuses paid even if the performance goals are achieved.
     Historically, bonuses have been payable in cash unless the executive has elected to defer all or part of the bonus into the Cohu, Inc. Deferred Compensation Plan.
     The Committee can choose a range of performance measures as specified in the 2005 Plan. Bonuses paid under the 2005 Plan are designed to reward progress toward and achievement of the performance goals. For fiscal 2008, the Committee determined that it would be appropriate to choose different performance measures for different executives. For fiscal 2008, the Committee chose three primary measures: (1) sales (weighted at 25%); (2) pretax income (weighted at 25%); and (3) certain other management objectives (weighted at 50%), which included, among other things, new customers, business development and acquisitions, operating performance and new products. For Mr. Donahue and Mr. Jones the sales and pretax income targets were based on Cohu, Inc. consolidated results and for the other named executive officers the sales and pretax income targets were for Cohu’s primary business, Delta Design.
     In addition, to further motivate executives to help Cohu achieve its goals in light of anticipated business conditions, the Committee determined that for the 50% portion of the bonus related to sales and pretax income, no amount would be paid under the 2005 Plan for fiscal 2008 unless Cohu achieved 70% or greater of a specified level of sales or pretax income. To ensure that the bonuses serve the objective of increasing stockholder value and because the Committee wanted to pay maximum bonuses only upon achievement of aggressive targets, the Committee determined that the maximum bonus for any officer would be payable only if actual performance significantly exceeded our targeted operating results. The Committee intentionally set a high bar, which required very strong performance to earn a maximum bonus under the 2005 Plan. Accordingly, to further reward executives for achievement of Cohu’s overall goals, if the actual 2008 results exceeded the targeted sales and pretax amounts by 20% and 50%, the portion of the bonus related to these factors would be increased by a factor of two times and three times, respectively. No named executive officer earned the maximum bonus under the 2005 Plan for fiscal 2008.
     The potential bonus for which Mr. Donahue was eligible under the 2005 Plan for fiscal 2008 ranged from zero to a maximum of 200% of his annual base salary. The potential bonus for each of the other named executive officers under the 2005 Plan ranged from zero to a maximum of 100% of their annual base salary. The 2005 Plan provides that no performance bonus may exceed $1 million in any fiscal year. As noted above, we target total compensation to the 50th to 60th percentile of our peer group companies. As a result, the target bonuses are generally determined such that the combination of the bonus and base salary meet this targeted percentile.
     The following table shows the range of the potential bonus for which each named executive officer was eligible under the executive incentive bonus plan for fiscal 2008 and the applicable performance measures (including relative weightings). Mr. Hopkins is not included in the table below as he became a named executive officer in the second quarter of fiscal 2008 and his bonus was discretionary and not based on predetermined performance criteria. Mr. Hopkins’ discretionary bonus was based on his performance and contributions to Delta Design since joining the Company in May, 2008. Mr. Scholefield is not included in the table below as he resigned as Vice President Sales and Service effective May, 28, 2008.
Fiscal 2008 Range of Potential Bonus as a Percentage of Base Salary and Performance Measures

Range of
Potential Fiscal
2008 Bonus
	(as a % of	Fiscal 2008 Performance Measures
Named Executive Officer	Base Salary)	(and Relative Weightings)
James A. Donahue	Zero to 200%	(1) Achieve Cohu sales objective (weighted at 25%);
(2) Achieve Cohu pretax income objective (weighted at 25%);

(3)  Achieve objectives relating to (a) operational performance at Broadcast Microwave Services and Cohu Electronics Division, (b) strategic acquisitions, and (c) Delta Design manufacturing cost reductions (weighted at 50%).

Jeffrey D. Jones	Zero to 100%	(1) Achieve Cohu sales objective (weighted at 25%);
(2) Achieve Cohu pretax income objective (weighted at 25%);

(3)  Achieve objectives relating to (a) operational performance at Broadcast Microwave Services and Cohu Electronics Division, (b) strategic acquisitions, and (c) Delta Design manufacturing cost reductions (weighted at 50%).

James G. McFarlane	Zero to 100%	(1) Achieve Delta Design sales objective (weighted at 25%);
(2) Achieve Delta Design pretax income objective (weighted at 25%);
(3) Achieve Delta Design common objectives relating to (a) product shipments, (b) product performance, (c) product gross margin, and (d) manufacturing cost reductions (weighted at 25%);
(4) Achieve individual objectives relating to (a) product gross margins, (b) cost reductions, and (c) product design and manufacturing cycle time reductions (weighted at 25%).

Range of
Potential Fiscal
2008 Bonus
	(as a % of	Fiscal 2008 Performance Measures
Named Executive Officer	Base Salary)	(and Relative Weightings)
James P. Walsh	Zero to 100%	(1) Achieve Delta Design sales objective (weighted at 25%);
(2) Achieve Delta Design pretax income objective (weighted at 25%);
(3) Achieve Delta Design common objectives relating to (a) product shipments, (b) product performance, (c) product gross margin, and (d) manufacturing cost reductions (weighted at 25%);
(4) Achieve individual objectives relating to (a) product gross margins, (b) product quality, and (c) cost reductions (weighted at 25%).
     The performance measures and their respective weightings for fiscal 2008 were chosen to reflect the named executive officer’s roles and responsibilities at Cohu. The Committee determined that a goal for Cohu’s sales and pretax income were appropriate for both Mr. Donahue and Mr. Jones because this measure and the other performance measures applicable to them reflect the company-wide scope of the positions held by them. The performance measures that applied to Messrs. McFarlane and Walsh included strategic and financial objectives for the Delta Design business unit, as well as common objectives for Delta Design. The Committee determined that business unit-specific measures were more appropriate for these officers as they provided closer correlation between the executive’s performance and his reward as opposed to performance measures based on company-wide performance.
     Likelihood of Achieving Targets.    Cohu did not undertake a detailed statistical analysis of how difficult it would be for Cohu and Delta Design and the named executive officers to achieve the relevant target levels of performance for each performance measure. However, both the Committee and management considered the likelihood of the achievement of target levels of performance when recommending and approving the performance measures and target bonuses. At the time the performance measures were set, the Committee believed that the goals would be challenging and difficult, but achievable with significant effort and skill. For fiscal 2008, it was expected that the target levels of performance would be particularly difficult to achieve because it would require delivery of growth in challenging market conditions, adroitly executing Cohu’s and Delta Design’s strategy, the development by Delta Design and acceptance by customers of new products, and successful entry into certain new markets in a highly competitive and volatile environment.
     Following the end of fiscal 2008, the Committee compared Cohu’s actual performance to the targeted performance for the year as specified by the Committee in early fiscal 2008, and applied the fiscal 2008 bonus formula under the 2005 Plan to this actual performance. In fiscal 2008, Cohu and Delta Design failed to meet specified performance targets for sales and pretax income and did not achieve all of the management objectives specified by the Committee in early fiscal 2008. Applying the pre-established bonus formula to the achieved financial performance and management objectives resulted in bonuses at approximately 49% of target levels. Bonuses paid to our named executive officers under the 2005 Plan for fiscal 2008 were:

		Percentage of Salary	Percentage Below
Named Executive Officer	Amount	Earned in Fiscal 2008	Target Bonus
Mr. Donahue	$247,845	48%	51%
Mr. Jones	$55,213	24%	51%
Mr. McFarlane	$66,423	30%	39%
Mr. Walsh	$53,147	25%	51%
Mr. Hopkins	$28,000	24%	—
     Changes to Bonus Structure for Fiscal 2009.     In March 2009, the Committee set the bonus formula and performance goals that will be used to determine bonuses, if any, under the 2005 Plan for fiscal 2009, which differ from the fiscal 2008 formula. Whether any bonuses will be paid depends on actual performance during fiscal 2009 versus the predetermined goals. The target bonus for fiscal 2009, if all goals are met, was determined by the Committee for each individual. Mr. Donahue’s target bonus will range from 0% to 100% of base salary; all other named executive officer target bonuses will range from 0% to 50% of base salary.
Long-Term Incentive Compensation
     Cohu provides long-term incentive compensation through awards of stock options and RSUs that generally vest over multiple years. Cohu’s equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program is also designed to encourage our officers to remain employed with Cohu despite a very competitive labor market. Cohu targets the value of its equity awards to be in the 50th percentile of the peer group mentioned above, based on the information gathered from publicly available sources.
     Equity-based incentives are granted to our officers under Cohu’s stockholder-approved 2005 Plan. All stock option grants have a per share exercise price equal to the fair market value of Cohu’s common stock on the grant date. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Cohu Common Stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a four-year period, the value to recipients of any immediate increase in the price of Cohu’s stock following a grant will be minimized.
     Our Committee regularly monitors the environment in which Cohu operates and makes changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value. In order to continue to attract and retain highly skilled employees, the Committee, based in part on recommendations from Compensia, a consulting firm engaged by the Committee, approved changes to Cohu’s equity compensation program for fiscal 2006 and subsequent years that were designed to incentivize Cohu’s employees for their hard work and commitment to the long-term success and growth of Cohu. Beginning in fiscal 2006, both stock options and RSUs were granted. Cohu granted stock options because they can be an effective tool for meeting Cohu’s compensation goal of increasing long-term stockholder value by tying the value of the stock options to Cohu’s performance in the future. Employees are able to profit from stock options only if Cohu’s stock price increases in value over the stock option’s exercise price. Cohu believes that options can provide effective incentives to option holders to achieve increases in the value of Cohu’s stock. In 2006, Cohu began granting RSUs because they provide a more predictable value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Cohu’s stock. RSUs may also be efficient with respect to the use of our equity plan share reserves because fewer RSU shares are needed to provide a retention and incentive value similar to stock options. In granting options and RSUs, the Committee generally uses a ratio of one RSU (resulting in the potential issuance of one share of Cohu Common Stock) to stock options to purchase three shares of Cohu Common Stock. For purposes of determining the total number of options and RSUs to be granted, the Committee considers the level of accounting expense charged against Cohu earnings compared to other companies in the Cohu peer group. The Committee has used both RSUs and stock options in the past.  The 2005 Plan provides the Committee with the discretion to determine whether grants in a particular year will be options, RSUs or a combination thereof.
     The number of options and RSUs our Committee grants to each named executive officer, and the vesting schedule for each grant, is determined based on a variety of factors, including market data collected regarding the equity grant ranges for the peer companies listed above and Cohu’s goal to award grants in line with the 50th percentile of this group, as well as the officer’s overall responsibilities.
     No stock options or RSUs were awarded to our executive officers during fiscal 2008, other than Mr. Hopkins who was hired in May 2008. Based on the recommendation of Mr. Donahue, the Committee approved the granting to Mr. Hopkins of 13,750 options to purchase Cohu Common Stock at an exercise price of $17.75, the fair market value of Cohu Common Stock on the date of grant and 5,417 RSUs in connection with his start of employment. Consistent with other employee equity awards, these stock options and RSUs vest at the rate of 25% per year.
     On March 20, 2009, the Committee approved the granting of 192,000, 50,000, 45,000, 45,000, and 20,000 options to purchase Cohu Common Stock at an exercise price of $7.32, the fair market value of Cohu Common Stock on the date of grant, to Messrs. Donahue, Jones, McFarlane, Walsh and Hopkins, respectively. Consistent with other employee equity awards, these stock options vest at the rate of 25% per year.

Deferred Compensation Plan
     Cohu maintains a non-qualified deferred compensation plan, the Cohu, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, Cohu corporate officers or other employees designated by the Committee, may elect to voluntarily defer up to 25% of their base salary and/or up to 100% of their incentive bonus thereby allowing the participating employee to defer taxation on such amounts.
     Cohu may match participant contributions to the Deferred Compensation Plan up to 4% of the participant’s annual salary in excess of the specified annual compensation limit allowed under the Code for contributions under our 401(k) plan. The annual limit, which is indexed, was $225,000 for 2007 and is $230,000 for 2008. The Cohu matching contributions and any deemed investment earnings attributable to these contributions will be 100% vested when the participant has two years of service with Cohu. Prior to that time, such amounts are unvested. Participant contributions and deemed investment earnings are 100% vested at all times. Due to the global economic crisis and deteriorating business conditions Cohu did not match any participant contributions to the Deferred Compensation Plan made for fiscal 2008. For additional information on the Deferred Compensation Plan see “2008 Nonqualified Deferred Compensation” included elsewhere herein.
Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits
     The Cohu Employees’ Retirement Plan, a tax qualified 401(k) plan, was implemented on January 1, 1978. The majority of Cohu’s employees, including the named executive officers, who are at least 21 years of age are eligible to enroll in this 401(k) Plan. The participant may contribute a percentage of his or her annual compensation subject to maximum annual contribution limitations. Cohu may match participant contributions up to 4% of annual employee compensation not to exceed specified annual limits. The amounts contributed by Cohu are vested 10% after one year of participation, another 20% after two years, another 20% after three years and an additional 50% after 4 years. In January, 2009 Cohu suspended the employer matching contribution for all employees due to the global economic crisis and deteriorating business conditions. Generally, the maximum annual amount that any participant could contribute in 2008 was $15,500 and the maximum employer matching contribution based on the 2008 IRC compensation limitation of $230,000 was $9,200.
     In fiscal 2008, the named executive officers were eligible to receive health care insurance coverage and additional benefits that are generally available to other Cohu employees. These benefits programs include the employee stock purchase plan, restricted stock unit awards, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.
     Commencing in 1989, Cohu began paying certain Cohu executive officers and certain retired board members health care related costs, including insurance premiums and non-insurance covered costs, such as drug prescription, copays and other health care costs. In fiscal 2008 Cohu paid (i) the entire cost of Mr. Donahue’s health care premiums, and (ii) out of pocket medical costs such as participant drug prescription copays and other non-insurance covered health care costs for Mr. Donahue. These medical benefits continue after retirement if certain length of service and age requirements are satisfied at the time of retirement. In fiscal 2008, Cohu also provided Messrs. Donahue, Jones, Hopkins and McFarlane with automobile expense allowances.
     The 401(k) Plan and other generally available benefit programs allow Cohu to remain competitive for employee talent and Cohu believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Cohu. The main objectives of Cohu’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.
     On an informal, annual basis, Cohu benchmarks its overall benefits programs against its peers. We also evaluate the competitiveness of our 401(k) Plan as related to similar plans of our peer group members by analyzing the dollar value to an employee and the dollar cost to Cohu for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range.

     In 2008, Cohu provided certain benefits to Mr. McFarlane related to an extended overseas assignment. This assignment was made at the request of Cohu. These benefits, that are customary benefits provided to other employees on such assignments, included (i) housing, transportation, moving and other living expense allowances; and (ii) assistance in preparation of tax returns and tax equalization such that the employee will not pay any more (or less) income tax had they not accepted the assignment.
Compensation of Chief Executive Officer
     During fiscal 2008, Mr. Donahue received a salary of $512,811. In setting Mr. Donahue’s salary and target bonus award, the Committee relied on market-competitive pay data and the strong belief that the Chief Executive Officer significantly and directly influences Cohu’s overall performance. The Committee also took into consideration the overall compensation policies discussed above. As explained under “Executive Incentive Bonus Plan” above, applying the bonus formula put into place at the beginning of fiscal 2008 to Cohu’s actual performance for the year resulted in a bonus to Mr. Donahue of $247,845.
Accounting and Tax Considerations
     In designing its compensation programs, Cohu takes into consideration the accounting and tax effect that each element will or may have on Cohu and the executive officers and other employees as a group. Cohu aims to keep the expense related to its compensation programs as a whole within certain levels. When determining how to apportion between differing elements of compensation, the goal is to meet Cohu’s objectives while maintaining cost neutrality. For instance, if Cohu increases benefits under one program resulting in higher compensation expense, Cohu may seek to decrease costs under another program in order to avoid compensation expense that is above the desired level. As a further example, in determining whether to grant RSUs instead of stock options, Cohu considered the accounting impact and has tried to keep the overall equity compensation cost generally the same as when Cohu granted only stock options. Cohu recognizes a charge to earnings for accounting purposes when either stock options or RSUs are granted. Since RSUs provide immediate value to employees once vested, while the value of stock options is dependent on future increases in the value of Cohu stock, Cohu may be able to realize the same retention value from a smaller number of RSUs, as compared to stock options. Cohu also considered that the 401(k) Plan and the Deferred Compensation Plan provide tax-advantaged retirement planning vehicles for our executives and took into account that Cohu generally may not take a deduction with respect to amounts deferred under the Deferred Compensation Plan until such amounts are paid out.
     In addition, Cohu has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the IRC. Section 280G and related IRC sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Cohu that exceeds certain limits, and that Cohu or its successor could lose a deduction on the amounts subject to the additional tax.
     In determining which elements of compensation are to be paid, and how they are weighted, Cohu also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the IRC. Under Section 162(m), Cohu generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). The 2005 Plan permits our Committee to pay compensation that is “performance-based” and thus fully tax-deductible by Cohu. Our Committee currently intends to continue seeking a tax deduction for all of Cohu’s executive compensation, to the extent we determine it is in the best interests of Cohu. The RSUs granted to our executive officers in 2008 do not qualify as performance-based compensation, but the stock options we grant to executives are intended to qualify as performance-based compensation under Section 162(m).
Compensation Committee Report
     The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2008. Based on such review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Cohu’s Proxy Statement for its 2009 Annual Meeting of Stockholders.
     This report is submitted by the Committee.
          Harry L. Casari (Chairman)                Robert L. Ciardella                Harold Harrigian

2008 SUMMARY COMPENSATION TABLE
     The following table shows compensation information for fiscal 2008 for the named executive officers.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($) (2)	($)(3)	($)(4)	($) (5)	($) (6) (7)		($)
James A. Donahue	2008	512,811	—	150,645	428,391	247,845	—	55,323		1,395,015
President and	2007	483,890	—	88,787	474,517	348,610	—	57,966		1,453,770
Chief Executive Officer	2006	457,010	—	30,843	516,969	531,050	—	45,495		1,581,367

Jeffrey D. Jones (8)	2008	231,074	—	34,105	46,797	55,213	—	14,235		381,424
Vice President, Finance and	2007	174,239	59,327	15,873	30,556	—	—	8,962		288,957
Chief Financial Officer										—

James G. McFarlane	2008	223,406	—	37,806	59,041	66,423	—	121,256		507,932
Senior Vice President	2007	210,000	—	22,137	79,704	71,063	—	123,626		506,530
Delta Design	2006	204,238	—	7,685	86,579	123,727	—	79,465		501,694

James P. Walsh (8)	2008	213,102	—	31,382	45,636	53,147	—	9,163		352,430
Vice President, Manufacturing	2007	186,126	58,750	15,686	44,238	—	—	9,076		313,876
Delta Design

Roger J. Hopkins (9)	2008	115,329	28,000	14,734	13,516	—	—	4,731		176,310
Vice President, Sales and Service Delta Design

Colin P. Scholefield	2008	116,807	—	31,721	59,718	—	—	241,250	(10)	449,496
Former Senior Vice President, Sales and	2007	220,500	—	21,702	97,813	75,443	—	15,205		430,663
Service Delta Design	2006	214,450	—	7,685	110,857	129,913	—	14,996		477,901

(1)	Amounts included in this column represent discretionary cash bonuses not based on predetermined performance criteria.

(2)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown above are the compensation costs recognized by Cohu in fiscal 2008, 2007 and 2006 for stock awards issued in the form of restricted stock units, as determined under FAS 123R, and include amounts from awards granted in fiscal 2008, 2007 and fiscal 2006. The assumptions used to calculate the value of the stock awards and the related compensation expense are set forth in Note 5 of the Notes to Consolidated Financial Statements included in Cohu’s Annual Report on Form 10-K for the year ended December 27, 2008 filed with the Securities and Exchange Commission.

(3)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown above are the compensation costs recognized by Cohu in fiscal 2008, 2007 and 2006 for option awards as determined under FAS 123R and include amounts from awards granted in fiscal 2008 and prior years. The assumptions used to calculate the value of the option awards and the related compensation expense are set forth in Notes 11 and 5 of the Notes to Consolidated Financial Statements included in Cohu’s Annual Report on Form 10-K for the years ended December 31, 2005 and December 28, 2008, respectively, filed with the Securities and Exchange Commission.

(4)	Amounts consist of performance-based incentive cash bonuses received by the named executive officers earned for services rendered in fiscal 2008, 2007 and 2006. Such amounts were paid under the Cohu 2005 Equity Incentive Plan.

(5)	There are no nonqualified deferred compensation earnings reflected in this column as no named executive officer received above-market or preferential earnings on such compensation during 2008, 2007 or 2006. For further information on 2008 activity in deferred compensation accounts for named executive officers see “2008 Nonqualified Deferred Compensation” included elsewhere herein.

(6)	The amounts shown in this column reflect the following for each named executive officer:
(a)	Cohu’s matching contributions in fiscal 2008, 2007 and 2006 under the Cohu tax-qualified 401(k) plan (which is more fully described elsewhere herein under the heading “Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits”)

(b)	The value attributable to life insurance benefits provided by Cohu (such amount is taxable to the recipient)

(c)	Monthly automobile expense allowance paid by Cohu (such amount is taxable to the recipient)

(d)	Payment of medical insurance premiums and non covered medical expenses for Mr. Donahue ($26,290 in fiscal 2008).

(e)	Cohu’s matching contributions made in fiscal 2007 and 2006 for deferred compensation contributions made by Mr. Donahue (which is more fully described elsewhere herein under the heading “Deferred Compensation Plan”)
Except as noted above, the amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by such named executive officer.

(7)	In addition to the items noted in footnote (6) above, the amount in this column for Mr. McFarlane includes certain relocation benefits, including an estimated tax gross-up, for a foreign assignment. In fiscal 2008 these benefits included a living expense allowance of $45,000, $29,773 for a home rental and $26,171 for tax equalization. In fiscal 2007 and 2006 Mr. McFarlane received a living expense allowance of $45,000 and $30,000, respectively. Other benefits for Mr. McFarlane, none of which exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, consisted of home rental and use of a company automobile.

(8)	Messrs. Jones and Walsh became named executive officers on November 2, 2007 and October 8, 2007, respectively.

(9)	Mr. Hopkins was hired by Delta Design on April 25, 2008.

(10)	In addition to the items noted in footnote (6) above, the amount in this column for Mr. Scholefield includes amounts specified under a Confidential Separation Agreement and General Release (“the Agreement”) entered into with Mr. Scholefield effective May 28, 2008. The Agreement provides for payment of severance in the amount of $220,500 less withholding taxes with such amount to be paid in equal monthly installments commencing on June 2, 2008 with the remaining balance to be paid no later than March 12, 2009.
2008 GRANTS OF PLAN-BASED AWARDS
     The following table shows all plan-based awards granted to the named executive officers during fiscal 2008, which ended on December 27, 2008. The option and stock awards identified in the table below are also reported in the “Outstanding Equity Awards at December 27, 2008” table included elsewhere herein.

								All Other	All Other
		Estimated Future			Estimated Future			Stock	Option	Exercise	Grant
		Payouts Under Non-			Payouts Under			Awards:	Awards:	or Base	Date Fair
		Equity Incentive			Equity Incentive			Number of	Number of	Price	Value of
		Plan Awards (1)			Plan Awards (2)			Shares of	Securities	of	Stock and
		Thres-		Maxi-	Thres-		Maxi-	Stock or	Underlying	Option	Option
	Grant	hold	Target	mum	hold	Target	mum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#) (3)	(#) (4)	($/sh) (5)	($) (6)
James A. Donahue	N/A	—	—	—	—	—	—	—	—	—	—
	N/A	0	505,000	1,010,000	—	—	—	—	—	—	—

Jeffrey D. Jones	N/A	—	—	—	—	—	—	—	—	—	—
	N/A	0	112,500	225,000	—	—	—	—	—	—	—

James G. McFarlane	N/A	—	—	—	—	—	—	—	—	—	—
	N/A	0	109,000	218,000	—	—	—	—	—	—	—

James P. Walsh	N/A	—	—	—	—	—	—	—	—	—	—
	N/A	0	107,500	215,000	—	—	—	—	—	—	—

Roger J. Hopkins (7)	5/5/2008	—	—	—	—	—	—	5,417	13,750	17.75	171,689
	N/A	0	0	0	—	—	—	—	—	—	—

Colin P. Scholefield (8)	N/A	—	—	—	—	—	—	—	—	—	—
	N/A	N/A	N/A	N/A	—	—	—	—	—	—	—

(1)	Amounts shown are estimated possible payouts for fiscal 2008 under the executive incentive bonus plan. These amounts are based on the individual’s fiscal 2008 base salary and position. The maximum amount shown is two times the target amount for each of the named executive officers. Actual bonuses received by the named executive officers for fiscal 2008 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	The Company did not grant any equity awards where estimated future payouts are tied to performance in fiscal 2008.

(3)	The amounts reflect the number of restricted stock units awarded to each named executive officer under the 2005 Plan.

(4)	The amounts reflect the number of stock options awarded to each named executive officer under the 2005 Plan.

(5)	The exercise price of all stock options granted to the named executive officers is 100% of the fair market value of the shares on the grant date which is the closing price of Cohu Common Stock on May 5, 2008.

(6)	The value of the restricted stock units and stock options as of the grant date of such award as determined pursuant to FAS 123R. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value ascribed to a stock option on the grant date, the actual value of the option will depend on the market value of Cohu Common Stock at such future date when the option is exercised.

(7)	Mr. Hopkins did not participate in the non-equity incentive plan award program as he was hired and became a named executive officer during the second quarter of fiscal 2008.

(8)	Mr. Scholefield resigned on May 28, 2008 and did not participate in the non-equity incentive plan award program for fiscal 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 27, 2008
     The following table shows all outstanding equity awards held by each named executive officer at the end of fiscal 2008, which ended on December 27, 2008. The options with an expiration date of May 5, 2018 and the stock awards made in fiscal 2008 are also reported in the “2008 Grants of Plan-Based Awards” table included elsewhere herein.

	OPTION AWARDS					STOCK AWARDS
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market
			Equity					Number	or Payout
			Incentive					of	Value of
			Plan				Market	Unearned	Unearned
			Awards:				Value of	Shares,	Shares,
		Number of	Number of			Number	Shares or	Units or	Units or
	Number of	Securities	Securities			of Shares	Units of	Other	Other
	Securities	Underlying	Underlying			or Units	Stock	Rights	Rights
	Underlying	Unexercised	Unexercised			of Stock	That	That	That
	Unexercised	Options	Unearned	Option	Option	That Have	Have Not	Have Not	Have Not
	Options (#) (1)	(#) (1)	Options	Exercise	Expiration	Not	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#) (2)	Price ($)	Date	Vested (#)	($) (3)	(#) (2)	($) (2)
James A.	60,000	—	—	12.07	3/10/2009	—	—	—	—
Donahue	60,000	—	—	13.88	10/20/2010	—	—	—	—
	70,000	—	—	18.20	1/23/2012	—	—	—	—
	70,000	—	—	14.27	1/28/2013	—	—	—	—
	70,000	—	—	17.50	4/19/2014	—	—	—	—
	82,500	27,500	—	16.89	1/6/2015	—	—	—	—
	31,376	31,374	—	16.40	8/17/2016	10,874	130,379	—	—
	13,188	39,562	—	15.50	12/4/2017	13,812	165,606	—	—

Jeffrey D.	5,625	1,875	—	20.47	7/6/2010	—	—	—	—
Jones	4,376	4,374	—	16.40	8/17/2016	1,874	22,469	—	—
	3,438	10,312	—	15.50	12/4/2017	4,062	48,703	—	—

James G.	20,000	—	—	12.07	3/10/2009	—	—	—	—
McFarlane	30,000	—	—	13.88	10/20/2010	—	—	—	—
	20,000	—	—	14.68	10/2/2011	—	—	—	—
	20,000	—	—	11.66	10/14/2012	—	—	—	—
	15,000	—	—	18.35	12/11/2013	—	—	—	—
	15,000	—	—	15.04	10/27/2014	—	—	—	—
	6,876	6,874	—	16.40	8/17/2016	2,708	32,469	—	—
	2,875	8,625	—	15.50	12/4/2017	3,500	41,965	—	—

James P.	7,500	—	—	17.30	6/15/2014	—	—	—	—
Walsh	3,750	—	—	15.04	10/27/2014	—	—	—	—
	4,376	4,374	—	16.40	8/17/2016	1,874	22,469	—	—
	2,875	8,625	—	15.50	12/4/2017	3,500	41,965	—	—

Roger J.	—	13,750	—	17.75	5/5/2018	5,417	64,950	—	—
Hopkins

(1)	All stock options listed above vest at a rate of 25% per year over the first four years of the five or ten-year option term.

(2)	The Company has not granted any performance-based equity incentive awards.

(3)	Based on a closing price of Cohu’s Common Stock of $11.99 as reported on the NASDAQ Global Select Market on December 26, 2008.

2008 OPTION EXERCISES AND STOCK VESTED
     The following table shows all stock options exercised and the value realized upon exercise and all stock awards vested and the value realized upon vesting by the named executive officers during fiscal 2008 which ended on December 27, 2008.

			Stock Awards
	Option Awards		Number
	Number	Value	of Shares
	of Shares	Realized	Acquired	Value
	Acquired on	on Exercise	on Vesting	Realized on
Name	Exercise (#)	($) (1)	(#) (2)	Vesting ($) (3)
James A. Donahue	—	—	10,043	141,508
Jeffrey D. Jones	—	—	2,293	30,038
James G. McFarlane	—	—	2,521	35,439
James P. Walsh	—	—	2,105	28,150
Roger J. Hopkins	—	—	—	—
Colin P. Scholefield	78,876	302,956	1,354	23,032

(1)	Based on the difference between the market price of Cohu’s Common Stock on the date of exercise and the exercise price, multiplied by the number of shares for which the option was exercised.

(2)	Number of shares acquired on vesting is before reduction for shares withheld to cover tax withholding. Cohu withheld the following number of shares for tax withholding: Mr. Donahue 3,592 shares; Mr. Jones 821 shares; Mr. McFarlane 903 shares; Mr. Walsh 754 shares, Mr. Scholefield 359 shares.

(3)	The value realized equals the number of units that vested multiplied by the per-share closing price of Cohu Common Stock on the vesting date. Amounts presented are gross amounts before required tax withholding.
2008 NONQUALIFIED DEFERRED COMPENSATION
     The Deferred Compensation Plan, as summarized in the Compensation Discussion and Analysis above, permits eligible participants to defer compensation from salary and bonuses. The Deferred Compensation Plan limits the amount of participant deferrals to 25% of salary and 100% of bonuses. Cohu also makes matching contributions as summarized in the Compensation Discussion and Analysis.
     Participant and employer contributions, distributions and deemed investment earnings and losses are accumulated in individual deferral investment accounts as established by the Deferred Compensation Plan. The deemed investment gains or losses credited to a participant’s account are based on investment elections made by the participant from prescribed mutual fund investment options. The table below shows the current investment options selected by participants in the Deferred Compensation plan and the annual rate of return for fiscal 2008, as reported by the administrator of the Deferred Compensation Plan.

Name of Fund	Rate of Return
T. Rowe Price Large Cap Growth	(42.29)%
Oppenheimer Capital Appreciation	(46.18)%
Fidelity VIP Equity-Income	(43.05)%
Harris Oakmark Focused Value	(46.38)%
FI Mid Cap Opportunities	(55.59)%
T. Rowe Price Small Cap Growth	(36.64)%
MFS Research International	(42.66)%
Morgan Stanley EAFE Index	(42.48)%
     Participants may elect to receive payment of their deferral account in ten or fifteen annual installments upon retirement and in lump sum or five, ten or fifteen annual installments upon disability, death, termination or change in control, as defined in the Deferred Compensation Plan.

     The following table shows certain information for fiscal 2008 for the named executive officers under the Deferred Compensation Plan.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	In Last Fiscal	in Last Fiscal	in Last Fiscal	Withdrawals/	at Last Fiscal
Name	Year ($) (1)	Year ($) (1)	Year ($) (2)	Distributions ($)	Year-End ($) (3)
James A. Donahue	100,000	10,356	(857,354)	—	901,569
Jeffrey D. Jones	—	—	—	—	—
James G. McFarlane	—	—	—	—	—
James P. Walsh	—	—	—	—	—
Roger J. Hopkins	—	—	—	—	—
Colin P. Scholefield	—	—	—	—	—

(1)	Executive and Cohu contributions in fiscal 2008 reflect amounts paid in fiscal 2008 based on compensation earned in 2007.

(2)	Aggregate earnings (losses) reflect the net gains and losses on mutual fund investment options as provided for under the Cohu Deferred Compensation Plan. These amounts are not included in the 2008 Summary Compensation table as such amounts are not deemed above-market or preferential earnings.

(3)	The aggregate balance is included in accrued compensation and benefits in the Cohu December 27, 2008 Consolidated Balance Sheet included in the 2008 Cohu Annual Report on Form 10-K.
EQUITY COMPENSATION PLAN INFORMATION
     The following table summarizes information with respect to equity awards under Cohu’s equity compensation plans at December 27, 2008:

Number of securities
available for future
	Number of securities	Weighted average	issuance under equity
	to be issued upon	exercise price of	compensation plans
	exercise of outstanding	outstanding options,	(excluding securities
	options, warrants and	warrants and rights	reflected in column (a))
Plan category	rights (a) (1)	(b) (2)	(c)
(In thousands, except per share amounts)
Equity compensation plans approved by security holders	2,446	$15.91	1,570 (3)
Equity compensation plans not approved by security holders	—	—	—

	2,446	$15.91	1,570

(1)	Includes options and RSUs outstanding under Cohu’s equity incentive plans, as no stock warrants or other rights were outstanding as of December 27, 2008.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take RSUs into account as RSUs have a de minimus purchase price.

(3)	Includes 506,567 shares of common stock reserved for future issuance under the Cohu 1997 Employee Stock Purchase Plan.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     None of the Compensation Committee’s members have, at any time, been an officer or employee of Cohu. During fiscal 2008, no member of the Compensation Committee had any relationship with Cohu requiring disclosure under Item 404 of Regulation S-K. None of Cohu’s executive officers serves, or in fiscal 2008 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Cohu’s Board or Compensation Committee.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     Cohu has entered into Change in Control Agreements with Mr. Donahue and Mr. Jones pursuant to which those executives would be entitled to a payment in the event of a termination of employment for specified reasons following a change in control of Cohu. For this purpose, a change in control of Cohu means the occurrence of any of the following, in one or a series of related transactions:
     (i) Any one person, or more than one person acting as a group (“Person”) acquires ownership of the Company’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the Company’s then outstanding stock.
     (ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
     (iii) The closing of any transaction involving a change in ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
     Notwithstanding the foregoing, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.
     A transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”).
     Termination of employment for purposes of these agreements means a discharge of the executive within twenty-four (24) months of the change in control event, other than for specified causes including death, disability, wrongful acts, habitual intoxication, habitual neglect of duties or normal retirement. Termination also includes resignation following the occurrence of an adverse change in the executive’s position, duties, compensation or work conditions. The amount of the payment, excluding any payment for accrued and unused vacation pay that would be paid to any employee upon termination, is an amount equal to twenty-four (24) months of the executive’s base salary rate (as in effect immediately prior to (1) the Change in Control, or (2) executive’s termination, whichever is greater), an amount equal to two times the executive’s target annual incentive established for the year prior to the year of executive’s termination of employment, plus an amount equal to a pro-rated portion of the executive’s annual incentive for the year of the executive’s termination of employment. The executive would also be entitled to receive reimbursement of payments made for the continuation of the executive’s health coverage pursuant to COBRA, for a period of up to twenty-four (24) months. The payment of such severance benefits, including the reimbursement of payments for COBRA continuation coverage, is limited to that amount which would not result in an “Excess Parachute Payment” under IRC Section 280G. The amounts payable under their Change in Control Agreements may change from year to year based on the executive’s compensation at the time of termination.
     In addition, all outstanding and unvested awards relating to Cohu common stock as of the executive’s date of termination of employment (“Equity Awards”) will vest and be exercisable and remain subject to the terms and conditions of the applicable Equity Award and the post-termination exercise period for any outstanding stock options shall be extended so as to terminate on the first to occur of twelve (12) months or the stock option’s original term expiration.
     Additionally, the 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control.
     Further, the Deferred Compensation Plan provides that payment of the participant’s account balance shall commence within thirty (30) days of a change in control, as defined in the Deferred Compensation Plan. The payment of the deferred compensation account balance would be in accordance with the payment method selected by the participant (i.e. lump sum, or five, ten or fifteen annual installments).

     In the event of the occurrence of both a Change in Control and the subsequent termination of employment (as applicable) as of December 27, 2008 following a change in control, the amounts payable to certain executive officers would have been as follows:

			Annual	Medical	Stock	Restricted
	Total	Severance(1)	Bonus(1)	Benefits(2)	Options(3)	Stock Units(3)
Name	($)	($)	($)	($)	($)	($)
James A. Donahue	2,539,985	808,000	1,010,000	426,000	—	295,985
Jeffrey D. Jones	727,567	405,000	225,000	26,394	—	71,173
James G. McFarlane	74,434	—	—	—	—	74,434
James P. Walsh	64,434	—	—	—	—	64,434
Roger J. Hopkins	64,950	—	—	—	—	64,950

(1)	Reflects the cash benefit payable in the event of a qualifying termination under Change in Control agreements for Messers. Donahue and Jones.

(2)	Upon termination as of December 27, 2008, Messers. Donahue and Jones would have been entitled to receive health care benefits. Mr. Donahue’s medical benefits are as provided for in the Cohu Retiree Medical Benefit Plan and represent the net present value of such benefits for life.

(3)	The 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. Amounts presented above represent the intrinsic value of unexercisable in-the-money equity awards, representing the difference between the exercise price of the award and $11.99, the closing price of Cohu’s Common Stock on December 26, 2008, but prior to the payment of associated taxes, held by Messrs. Donahue, Jones, McFarlane, Walsh and Hopkins as of December 27, 2008.
     Other than as described above, there are no other benefits or payments that would be paid to the Cohu named executive officers upon resignation, severance, retirement, termination or a change in control.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Cohu’s preference to avoid related party transactions.
       Cohu’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Cohu is a participant and in which any of the following persons has or will have a direct or indirect interest:
•	an executive officer, director or director nominee of Cohu;

•	any person who is known to be the beneficial owner of more than 5% of Cohu’s Common Stock;

•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Cohu’s Common Stock;

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.
     In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Cohu’s Code of Business Conduct and Ethics. Under this Code, directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Cohu’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest. Under these

Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.
     All related party transactions shall be disclosed in Cohu’s applicable filings with the Securities and Exchange Commission as required under SEC rules.
Related Party Transactions
     Effective May 28, 2008, Cohu and Mr. Scholefield entered into a Confidential Separation Agreement and General Release (“the Agreement”). The Agreement provides for (i) payment of severance in the amount of $220,500 less withholding taxes with such amount to be paid in equal monthly installments commencing on June 2, 2008 with the remaining balance to be paid no later than March 12, 2009; (ii) reimbursement of the standard company-paid portion of medical insurance through March 12, 2009; (iii) the acceleration of the vesting of 3,438 stock options at an exercise price of $16.40 and 1,354 RSUs that would have vested on August 17, 2008 and (iv) the release by Mr. Scholefield of, among other things, any and all claims and damages.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires that Cohu’s executive officers, directors and persons who own more than 10% of a registered class of Cohu’s equity securities, file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish Cohu with copies of all Section 16(a) forms they file.
     Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, Cohu believes that during the year ended December 27, 2008 its executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.
OTHER MATTERS
     The Board of Directors is unaware of any other business to be presented for consideration at the Meeting. If, however, such other business should properly come before the Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders. The shares represented by proxies received in time for the Meeting will be voted and if any choice has been specified the vote will be in accordance with such specification.
STOCKHOLDER PROPOSALS – 2010 ANNUAL MEETING
     Stockholders are entitled to present proposals for action, including nominations for candidates for membership on Cohu’s Board of Directors, at a forthcoming stockholders’ meeting if they comply with the requirements of the proxy rules and Cohu’s Bylaws. Any proposals intended to be presented at the 2010 Annual Meeting of Stockholders of Cohu must be received at Cohu’s offices on or before December 7, 2009 in order to be considered for inclusion in Cohu’s proxy statement and form of proxy relating to such meeting.
     If a stockholder intends to submit a proposal at the 2010 Annual Meeting of Stockholders of Cohu, which proposal is not intended to be included in Cohu’s proxy statement and form of proxy relating to such Meeting, the stockholder should provide Cohu with appropriate notice no later than December 7, 2009. If Cohu fails to receive notice of the proposal by such date, any such proposal will be considered untimely, Cohu will not be required to provide any information about the nature of the proposal in its proxy statement, and the proposal will not be submitted to the stockholders for approval at the 2010 Annual Meeting of Stockholders of Cohu.

ANNUAL REPORT ON FORM 10-K
     Copies of Cohu’s Annual Report on Form 10-K for the year ended December 27, 2008, as filed with the SEC are available to stockholders without charge upon written request addressed to Investor Relations, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064. The Annual Report on Form 10-K is also available at www.cohu.com and www.sec.gov.

By Order of the Board of Directors

Jeffrey D. Jones
Secretary

Poway, California
April 6, 2009

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

Please mark your votes as indicated in this example	☒

		FOR	WITHHOLD	*EXCEPTIONS
		ALL	FOR ALL

1.	ELECTION OF DIRECTORS Nominees:	☐	☐	☐

01 Harry L. Casari 02 Harold Harrigian

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	TO APPROVE AMENDMENTS TO THE COHU, INC. 2005 EQUITY INCENTIVE PLAN	☐	☐	☐

3.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS COHU’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009	☐	☐	☐

Mark Here for Address Change or Comments	☐	Will Attend Meeting	☐	YES
SEE REVERSE

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to May 12, 2009.

COHU, INC.

You can view the Annual Report and Proxy Statement
On the Internet at www.cohu.com

Notice & Access site www.proxydocs.com/cohu

INTERNET
http://www.proxyvoting.com/cohu
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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PROXY
COHU, INC.
ANNUAL MEETING OF STOCKHOLDERS – MAY 12, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints CHARLES A. SCHWAN, JAMES A. DONAHUE and JEFFREY D. JONES, and each of them, with full power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cohu, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Cohu to be held May 12, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲
You can now access your COHU, INC. account online.
Access your Cohu, Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Cohu, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
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